Exhibit 10.4
EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”) is made effective as of August 19, 2021 (the “Effective Date”), by and between First Interstate BancSystem, Inc., a Montana corporation (the “Company”), First Interstate Bank, a Montana bank (the “Bank”) and Russell A. Lee (“Executive”). The Company, Bank and Executive are sometimes collectively referred to herein as the “Parties.”
WITNESSETH
WHEREAS, Executive is currently employed as Executive Vice President and Chief Banking Officer of the Company and Bank (collectively, the Employer and Bank shall be referred to in this Agreement as the “Employer”); and
WHEREAS, the Employer desires to assure itself of the continued availability of Executive’s services as provided in this Agreement; and
WHEREAS, Executive is willing to serve the Employer on the terms and conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the terms and conditions hereinafter provided, the Parties hereby agree as follows:
1.POSITION AND RESPONSIBILITIES.
During the term of this Agreement, Executive shall continue to serve in the capacity of Executive Vice President and Chief Banking Officer of the Employer. Executive shall continue to render such administrative and management services to the Employer as are currently rendered and as are customarily performed by persons situated in a similar executive capacity. Executive’s other duties shall be such as the President and Chief Executive Officer may from time to time reasonably direct. During the term of this Agreement, Executive also agrees to continue to serve as Executive Vice President and Chief Banking Officer of the Bank and as an officer or director, if elected, of any subsidiary or affiliate of the Employer and to carry out the duties and responsibilities reasonably appropriate to those offices.
2.TERM AND DUTIES.
(a)    Term. The initial term of this Agreement shall commence as of the Effective Date and shall continue thereafter for a period of twelve (12) full calendar months (the “Term”); provided, however, that commencing on the first annual anniversary of the Effective Date, and on each annual anniversary of such date (each a “Renewal Date”), the Term shall be automatically extended for an additional year so as to terminate one (1) year from such Renewal Date. If, at least ninety (90) days prior to any Renewal Date, the Employer gives Executive notice that the Term will not be so extended, this Agreement will continue for the remainder of the then current Term and then expire. Notwithstanding the foregoing, in the event that the Employer has entered into an agreement to effect a transaction that would be considered a Change in Control as defined below, then the Term of this Agreement shall be extended and shall terminate twelve (12) months following the date on which the Change in Control occurs.
(b)    Termination of Agreement. Notwithstanding anything contained in this Agreement to the contrary, either Executive or the Employer may terminate Executive’s employment with the Employer at any time during the term of this Agreement, subject to the terms and conditions of this Agreement.
(c)    Continued Employment Following Expiration of Term. Nothing in this Agreement shall mandate or prohibit a continuation of Executive’s employment following the expiration of the term of this Agreement, upon such terms and conditions as the Employer and Executive may mutually agree.

(d)    Duties; Membership on Other Boards. During the term of this Agreement, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence approved by the Board of Directors of the Employer (collectively, and as applicable, the “Board of Directors” or “Board”) or a committee of the Board, Executive shall devote substantially all of Executive’s business time, attention, skill, and efforts to the faithful performance of Executive’s duties hereunder, including activities and services related to the organization, operation and management of the Employer; provided, however, that, Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, business companies or business or civic organizations which, in the Board’s judgment, will not present any conflict of interest with the Employer, or materially affect the performance of Executive’s duties pursuant to this Agreement. Executive shall provide the Board of Directors annually for its approval a list of organizations for which Executive acts as a director or officer.
3.COMPENSATION, BENEFITS AND REIMBURSEMENT.
(a)Base Salary. In consideration of Executive’s performance of the duties set forth in Section 2, the Employer shall provide Executive the compensation specified in this Agreement. The Employer shall pay Executive a salary of $367,200 per year (“Base Salary”). The Base Salary shall be payable biweekly, or with such other frequency as officers of the Employer are generally paid. During the term of this Agreement, the Base Salary shall be reviewed at least annually by the Board or by a committee designated by the Board, and the Employer may increase, but not decrease (except for a decrease that is generally applicable to all employees) Executive’s Base Salary. Any increase in Base Salary shall become “Base Salary” for purposes of this Agreement.
(b)Bonus and Incentive Compensation. Executive shall be entitled to equitable participation in incentive compensation, bonuses, and long-term incentives in any plan or arrangement of the Employer in which Executive is eligible to participate. Nothing paid to Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which Executive is entitled under this Agreement.
(c)Employee Benefits. The Employer shall provide Executive with employee benefit plans, arrangements and perquisites substantially equivalent to those in which Executive was participating or from which Executive was deriving benefit immediately prior to the commencement of the term of this Agreement, and the Employer shall not, without Executive’s prior written consent, make any changes in such plans, arrangements or perquisites that would adversely affect Executive’s rights or benefits thereunder, except as to any changes that are applicable to all participating employees. Without limiting the generality of the foregoing provisions of this Section 3(d), Executive will be entitled to participate in and receive benefits under any employee benefit plans including, but not limited to, retirement plans, supplemental retirement plans, pension plans, profit-sharing plans, health-and-accident insurance plans, medical coverage or any other employee benefit plan or arrangement made available by the Employer in the future to its senior executives, including any stock benefit plans, subject to and on a basis consistent with the terms, conditions, and overall administration of such plans and arrangements.
(d)Paid Time Off. Executive shall be entitled to paid vacation time each year during the term of this Agreement (measured on a fiscal or calendar year basis, in accordance with the Employer’s usual practices), as well as sick leave, holidays and other paid absences in accordance with the Employer’s policies and procedures for senior executives. Any unused paid time off during an annual period shall be treated in accordance with the Employer’s personnel policies as in effect from time to time.
(e)Expense Reimbursements. The Employer shall also pay or reimburse Executive for all reasonable travel, entertainment, and other reasonable expenses incurred by Executive during the course of performing Executive’s obligations under this Agreement, including, without limitation, fees for memberships in such clubs and organizations as Executive and the Board shall mutually agree are necessary and appropriate in connection with the performance of Executive’s duties under this Agreement, upon presentation to the Employer of an itemized account of such expenses in such form as the Employer may reasonably require, provided that such payment or reimbursement shall be made as soon as practicable but in no event later than March 15 of the year following the year in which such right to such payment or reimbursement occurred.
4.PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION.
(a)Upon the occurrence of an Event of Termination (as herein defined) during the term of this Agreement, the provisions of this Section 4 shall apply; provided, however, that in the event such Event of Termination occurs either six (6) months preceding or within eighteen (18) months following a Change in Control (as defined in Section 5 hereof), Section 5 shall apply instead. As used in this Agreement, an “Event of Termination’’ shall mean and include any one or more of the following:
(i)the involuntary termination of Executive’s employment hereunder by the Employer for any reason other than termination governed by Section 5 (in connection with or following a Change in Control), Section 6 (due to Disability or death), Section 7 (due to Retirement), or Section 8 (for Cause), provided that such termination constitutes a “Separation from Service” within the meaning of Section 409A of the Internal Revenue Code (“Code”); or
(ii)Executive’s resignation from the Employer’s employ upon any of the following, unless consented to by Executive:
(A)    a material diminution in Executive’s duties or responsibilities, to which Executive has not agreed in writing (and any such material change shall be deemed a continuing breach of this Agreement by the Employer), provided, however, that a change in the Executive’s line of reporting that does not result in a material diminution in Executive’s duties or responsibilities will not constitute an Event of Termination;
(B)    a material reduction in the benefits and perquisites, including Base Salary, to Executive from those being provided as of the Effective Date (except for any reduction that is part of a reduction in pay or benefits that is generally applicable to officers or employees of the Employer);
(C)    a liquidation or dissolution of the Employer; or
(D)    a material breach of this Agreement by the Employer.
Upon the occurrence of any event described in clause (ii) above, Executive shall have the right to elect to terminate Executive’s employment under this Agreement by resignation for “Good Reason” upon not less than thirty (30) days prior written notice given within a reasonable period of time (not to exceed ninety (90) days) after the event giving rise to the right to elect, which termination by Executive shall be an Event of Termination. The Employer shall have thirty (30) days to cure the condition giving rise to the Event of Termination, provided that the Employer may elect to waive said thirty (30) day period.
(b)Upon the occurrence of an Event of Termination, the Employer shall pay Executive, or, in the event of Executive’s subsequent death, Executive’s beneficiary or beneficiaries, or Executive’s estate, as the case may be, as severance pay or liquidated damages, or both, an amount equal to the sum of: (i) one (1) times Base Salary, plus (ii) one (1) times the average of the annual incentive compensation paid to Executive during each of the three years immediately prior to the year in which the Event of Termination occurs. Such amount shall be payable as salary continuation that will be paid over twelve (12) months commencing on the 10th day following Executive’s Separation from Service (within the meaning of

Section 409A of the Code) and shall not be reduced in the event Executive obtains other employment following the Event of Termination. Payments of this salary continuation will be paid in equal installments at the times and in the manner consistent with the Employer’s payroll practices for executive employees, and each installment payment shall be considered a separate payment and not one of a series of payments for purposes of Section 409A of the Code. Notwithstanding the foregoing, Executive shall not be entitled to any payments or benefits under this Section 4 unless and until (i) Executive executes a release (the “Release”) of Executive’s claims against the Employer, and any affiliate, and their officers, directors, successors and assigns, releasing said persons from any and all claims, rights, demands, causes of action, suits, arbitrations or grievances relating to the employment relationship, including claims under the Age Discrimination in Employment Act, but not including claims for benefits under tax-qualified plans or other benefit plans in which Executive is vested, claims for benefits required by applicable law or claims with respect to obligations set forth in this Agreement that survive the termination of this Agreement, and (ii) the payments and benefits shall not begin before the date Executive has signed (and not revoked) the Release and the Release has become irrevocable under the time period set forth under applicable law. The Release must be executed and become irrevocable by the 60th day following the date of the Event of Termination, provided that if the 60-day period spans two (2) calendar years, then, to the extent necessary to comply with Code Section 409A, the payments and benefits described in this Section 4(b) will be paid, or commence, in the second calendar year.
(c)Upon the occurrence of an Event of Termination, the Employer shall provide for twelve (12) months, at the Employer’s expense, nontaxable medical (including any employer contributions to a health savings account), health, vision, and dental coverage substantially comparable, as reasonably available, to the coverage maintained by the Employer for Executive prior to the Event of Termination, except to the extent such coverage may be changed in its application to all Employer’s employees. Notwithstanding the foregoing, if applicable law (including, but not limited to, laws prohibiting discriminating in favor of highly- compensated employees), or, if participation by the Executive is not permitted under the terms of the applicable health plans, or if providing such benefits would subject the Employer to penalties, then the Employer shall pay the Executive a cash lump sum payment reasonably estimated to be equal to the premiums for such nontaxable medical, health, vision and dental coverage, with such payment to be made by lump sum within thirty (30) business days of the Event of Termination, or if later, the date on which the Employer determines that such insurance coverage (or the remainder of such insurance coverage) cannot be provided for the foregoing reasons.

(d)For purposes of this Agreement, a “Separation from Service” shall have occurred if the Employer and Executive reasonably anticipate that either no further services will be performed by Executive after the date of the Event of Termination (whether as an employee or as an independent contractor) or the level of further services performed will not exceed 49% of the average level of bona fide services in the twelve (12) months immediately preceding the Event of Termination. For all purposes hereunder, the definition of Separation from Service shall be interpreted consistent with Treasury Regulation Section 1.409A-1(h)(ii). If Executive is a Specified Employee, as defined in Code Section 409A, and any payment to be made under sub-paragraph (b) or (c) of this Section 4 shall be determined to be subject to Code Section 409A, then if required by Code Section 409A, such payment or a portion of such payment (to the minimum extent possible) shall be delayed and shall be paid on the first day of the seventh month following Executive’s Separation from Service.
(e)In the event that the Company acquires an entity in a transaction that does not constitute a Change in Control (as defined in Section 5(b) below) and such transaction results in an Event of Termination for the Executive within eighteen (18) months following the effective date of the transaction:
(i)the payment to the Executive described in Section 4(b), as severance pay or liquidated damages, or both, shall be increased to an amount equal to the sum of two (2) times

Base Salary, plus two (2) times the average of the annual incentive compensation paid to Executive during each of the three years immediately prior to the year in which the Event of Termination occurs, payable in accordance with Section 4(b); and
(ii)the Employer shall provide the benefits set forth in Section 4(c) for eighteen (18) months, (instead of twelve (12) months), and such benefits shall otherwise be provided in accordance with Section 4(c).
5.CHANGE IN CONTROL.
(a)Any payments made to Executive pursuant to this Section 5 are in lieu of any payments that may otherwise be owed to Executive pursuant to this Agreement under Section 4, such that Executive shall either receive payments pursuant to Section 4 or pursuant to Section 5, but not pursuant to both Sections.
(b)For purposes of this Agreement, the term “Change in Control” shall mean:
(1)    Merger: The Employer or the Bank merges into or consolidates with another entity, or merges another Bank or corporation into the Bank or the Employer, and as a result, less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Employer or the Bank immediately before the merger or consolidation;
(2)    Acquisition of Significant Share Ownership: A person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Employer’s or the Bank’s voting securities; provided, however, this clause (2) shall not apply to beneficial ownership of the Employer’s or the Bank’s voting shares held in a fiduciary capacity by an entity of which the Employer directly or indirectly beneficially owns 50% or more of its outstanding voting securities;
(3)    Change in Board Composition: During any period of two consecutive years, individuals who constitute the Employer’s or the Bank’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Employer’s or the Bank’s Board of Directors; provided, however, that for purposes of this clause (c), each director who is first elected by the board (or first nominated by the board for election by the stockholders) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of such period; or
(4)    Sale of Assets: The Employer or the Bank sells to a third party all or substantially all of its assets.
(c)Upon the occurrence of an Event of Termination (as defined in Section 4 hereof) either within six (6) months preceding or within eighteen (18) months following a Change in Control, Executive, shall receive as severance pay or liquidated damages, or both, a lump sum cash payment equal to the sum of: (i) two (2) times Base Salary, plus (ii) two (2) times the annual cash incentive at Target (as such term is defined in the annual cash incentive plan) in effect for Executive in the year in which the Change in Control occurs, plus (iii) a pro rata portion of the Executive’s Target bonus for the calendar year in the year in which the Event of Termination occurs. Such amount shall be payable as salary continuation that will be paid over twelve (12) months commencing on the 10th day following Executive’s Separation from

Service (within the meaning of Section 409A of the Code) and shall not be reduced in the event Executive obtains other employment following the Event of Termination. Payments of this salary continuation will be paid in equal installments at the times and in the manner consistent with the Employer’s payroll practices for executive employees, and each installment payment shall be considered a separate payment and not one of a series of payments for purposes of Section 409A of the Code.
(d)Upon the occurrence of an Event of Termination (as defined in Section 4 hereof) either six (6) months preceding or within eighteen (18) months following a Change in Control, the Employer (or its successor) shall provide for twenty four (24) months, at the Employer’s (or its successor’s) expense, nontaxable medical (including any employer contributions to a health savings account), health, vision and dental coverage substantially comparable, as reasonably available, to the coverage maintained by the Employer for Executive prior to Executive’s termination, except to the extent such coverage may be changed in its application to all Employer’s employees and then the coverage provided to Executive shall be commensurate with such changed coverage. Notwithstanding the foregoing, if applicable law (including, but not limited to, laws prohibiting discriminating in favor of highly compensated employees), or, if participation by the Executive is not permitted under the terms of the applicable health plans, or if providing such benefits would subject the Employer to penalties, then the Employer shall pay the Executive a cash lump sum payment reasonably estimated to be equal to the premiums for such nontaxable medical, health, vision and dental coverage, with such payment to be made by lump sum within thirty (30) business days of the Event of Termination, or if later, the date on which the Employer determines that such insurance coverage (or the remainder of such insurance coverage) cannot be provided for the foregoing reasons.
(e)Limitation on Payments Under Certain Circumstances.
(i)In the event the receipt of all payments or distributions in the nature of compensation (within the meaning of Code Section 280G(b)(2)), whether paid or payable pursuant to Agreement or otherwise (the “Change in Control Benefits”) would subject Executive to an excise tax imposed by Code Sections 280G and 4999, then the payments and/or benefits payable under this Agreement (the “Payments”) shall be reduced by the minimum amount necessary so that no portion of the Payments under this Agreement are non-deductible to the Bank pursuant to Code Section 280G and subject to the excise tax imposed under Code Section 4999 of the Code (the “Reduced Amount”). Notwithstanding the foregoing, the Payments shall not be reduced if it is determined that without such reduction, the Change in Control Benefits received by Executive on a net after-tax basis (including without limitation, any excise taxes payable under Code Section 4999) is greater than the Change in Control Benefits that Executive would receive, on a net after-tax benefit, if Executive is paid the Reduced Amount under the Agreement.
(ii)If it is determined that the Payments should be reduced since Executive would not have a greater net after-tax amount of aggregate Payments, the Bank shall promptly give Executive notice to that effect and a copy of the detailed calculations thereof. All determinations made under this Section 5 shall be binding upon Executive and shall be made as soon as reasonably practicable and in no event later than ten (10) days prior to the Date of Termination.
6.TERMINATION FOR DISABILITY OR DEATH.
(a)Termination of Executive’s employment based on “Disability” shall be construed to comply with Section 409A of the Internal Revenue Code and shall be deemed to have occurred if: (i) Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than twelve (12) months; (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than twelve (12) months,

Executive is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employer; or (iii) Executive is determined to be totally disabled by the Social Security Administration. Upon the termination of Executive’s employment based on Disability, Executive shall be entitled to receive benefits in accordance with the terms and provisions of under all short-term and/or long-term disability plans maintained by the Employer for its executives.
(b)    In the event of Executive’s death during the term of this Agreement, Executive’s estate, legal representatives or named beneficiaries (as directed by Executive in writing) shall be entitled to any other rights, compensation and/or benefits as may be due to Executive following death to which Executive is otherwise entitled in accordance with the terms and provisions of any plans or programs of the Employer.
7.TERMINATION UPON RETIREMENT.
Termination of Executive’s employment based on “Retirement” shall mean Executive’s voluntary termination of employment for any reason other than Good Reason, death or Disability, at any time after Executive reaches age 65 or in accordance with any retirement policy established by the Board with Executive’s consent as it applies to Executive. Upon termination of Executive based on Retirement, no amounts or benefits shall be due Executive under this Agreement. Executive shall be entitled to all benefits under any retirement plan of the Employer and other plans to which Executive is a party.
8.TERMINATION FOR CAUSE.
(a)    The Employer may terminate Executive’s employment at any time, but any termination other than termination for “Cause,” as defined herein, shall not prejudice Executive’s right to compensation or other benefits under this Agreement. Executive shall have no right to receive compensation or other benefits for any period after termination for “Cause.” The term “Cause” as used herein, shall exist when there has been a good faith determination by the Board that there shall have occurred one or more of the following events with respect to Executive:
1.willful dishonesty in performing Executive’s duties on behalf of the Employer;
2.material incompetence in performing Executive’s duties on behalf of the Employer;
3.willful misconduct that in the judgment of the Board will likely cause economic damage to the Employer or injury to the business reputation of the Employer;
4.breach of fiduciary duty involving personal profit;
5.material breach of the Employer’s Code of Conduct;
6.intentional failure to perform stated duties under this Agreement after written notice thereof from the Board;
7.willful violation of any law, rule or regulation (other than traffic violations or similar offenses) that reflect adversely on the reputation of the Employer, any felony conviction, any violation of law involving moral turpitude, or any violation of a final cease-and-desist order; or
8.material breach by Executive of any provision of this Agreement.
Notwithstanding the foregoing, Cause shall not be deemed to exist unless there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than seventy-five percent (75%) of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to Executive and an opportunity for Executive to be heard before the Board), finding that in the good faith opinion of the Board Executive was guilty of conduct described above and specifying the particulars thereof. Prior to holding a meeting at which the Board is to make a final determination whether Cause exists, if the Board determines in good faith at a meeting of the Board, by not less than a majority of its entire membership, that there is probable cause for it to find that Executive was guilty of conduct constituting Cause as described above, the Board may suspend Executive from Executive’s duties hereunder for a reasonable period of time not to exceed fourteen (14) days pending a further meeting at which Executive shall be given the opportunity to be heard before the Board. Upon a finding of Cause, the Board shall deliver to Executive a Notice of Termination, as more fully described in Section 10 below.
(b)    For purposes of this Section 8, no act or failure to act, on the part of Executive, shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Employer. Any act, or failure to act, based upon the direction of the Board or based upon the advice of counsel for the Employer shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Employer.
9.RESIGNATION FROM BOARDS OF DIRECTORS
In the event of Executive’s termination of employment due to an Event of Termination, Executive’s service as a director of the Employer and as an officer or director of any affiliate of the Employer shall immediately terminate. This Section 9 shall constitute a resignation notice for such purposes.
10.NOTICE.
(a)Any purported termination by the Employer for Cause shall be communicated by Notice of Termination to Executive. If, within thirty (30) days after any Notice of Termination for Cause is given, Executive notifies the Employer that a dispute exists concerning the termination, the Parties shall promptly proceed to arbitration, as provided in Section 20. Notwithstanding the pendency of any such dispute, the Employer shall discontinue paying Executive’s compensation until the dispute is finally resolved in accordance with this Agreement. If it is determined that Executive is entitled to compensation and benefits under Section 4 or 5, the payment of such compensation and benefits by the Employer shall commence immediately following the date of resolution by arbitration, with interest due Executive on the cash amount that would have been paid pending arbitration (at the prime rate as published in The Wall Street Journal from time to time).
(b)Any other purported termination by the Employer or by Executive shall be communicated by a “Notice of Termination” (as defined in Section 10(c)) to the other party. If, within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Parties shall promptly proceed to arbitration as provided in Section 20. Notwithstanding the pendency of any such dispute, the Employer shall continue to pay to Executive the Executive’s Base Salary, and other compensation and benefits in effect when the notice giving rise to the dispute was given (except as to termination of Executive for Cause); provided, however, that such payments and benefits shall not continue beyond the date that is thirty-six (36) months from the date the Notice of Termination is given. In the event the voluntary termination by Executive of Executive’s employment is disputed by the Employer, and if it is determined in arbitration that Executive is not entitled to termination benefits pursuant to this Agreement, Executive shall return all cash payments made to Executive pending resolution by arbitration, with interest thereon at the prime rate as published in

The Wall Street Journal from time to time, if it is determined in arbitration that Executive’s voluntary termination of employment was not taken in good faith and not in the reasonable belief that grounds existed for Executive’s voluntary termination. If it is determined that Executive is entitled to receive severance benefits under this Agreement, then any continuation of Base Salary and other compensation and benefits made to Executive under this Section 10 shall offset the amount of any severance benefits that are due to Executive under this Agreement.
(c)For purposes of this Agreement, a “Notice of Termination” shall mean a written notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.
11.POST-TERMINATION OBLIGATIONS.
The Parties acknowledge that the Executive was paid $1.2 million in August 2020 (the “Payment”) in exchange for compliance by the Executive with the non-solicitation and non-competition provisions in Sections 11(a) and 11(b) of this Agreement. The Payment is subject to the terms and conditions of Section 11(c) of this Agreement.
(a)    Non-Solicitation. The Executive hereby covenants and agrees that, commencing on the first day immediately following the Executive’s Separation from Service and continuing for two years thereafter (the “Restricted Period”), the Executive, without prior written consent of the Bank, will not either alone or in association with others (i) solicit, or permit any organization directly or indirectly controlled in any manner by the Executive to solicit, any employee of the Bank to leave the employ of the Bank, (ii) solicit for employment or allow any organization directly or indirectly controlled in any manner by the Executive to solicit for employment any person who was employed by the Bank or Inland Northwest Bank at the time of the Executive’s separation from employment with Inland Northwest Bank, or (iii) divert or attempt to divert any business from the Bank, or induce, attempt to induce, or assist others in inducing or attempting to induce any agent, customer or supplier of the Bank or any other person or entity associated or doing business with the Bank (or proposing to become associated or to do business with the Bank) to terminate such person’s or entity’s relationship with the Bank (or to refrain from becoming associated with or doing business with the Bank) or in any other manner to interfere with the relationship between the Bank and any such person or entity. All references to the Bank include the Company and affiliates.

(b)    Competition. During the Restricted Period, the Executive, without prior written consent of the Bank, will not engage in any business or enterprise (whether as owner, partner, shareholder, executive, director, employee, consultant, joint venture, investor, lender or otherwise, except as the passive holder of not more than 1% of the outstanding stock of a publicly-held company) that competes directly or indirectly with the Company or the Bank, including its predecessor Inland Northwest Bank, in the States of Idaho, Montana, Oregon and Washington.

(c)    The Parties hereto, recognizing that irreparable injury will result to the Bank, its business and property in the event of Executive’s breach of this Sections 11(a) and 11(b), agree that, in the event of any such breach by Executive, the Bank’ sole remedy shall be Executive’s return to Employer of the Payment, subject to proration for the remaining portion of the Restricted Period following the date of such breach. In addition, the Parties hereby agree that this Agreement hereby replaces and supersedes the Non-Competition Agreement, entered into as of April 25, 2018, by and between the Executive and the Bank, in its entirety and accordingly such Non-Competition Agreement is hereby void and terminated as of the Effective Date.

(d)    As used in this Agreement, “Confidential Information” means information belonging to the Employer that is of value to the Employer in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Employer. Confidential Information includes, without limitation: financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) that have been discussed or considered by the management of the Employer. Confidential Information includes information developed by Executive in the course of Executive’s employment by the Employer, as well as other information to which Executive may have access in connection with Executive’s employment. Confidential Information also includes the confidential information of others with which the Employer has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain. Executive understands and agrees that Executive’s employment creates a relationship of confidence and trust between Executive and the Employer with respect to all Confidential Information. At all times, both during Executive’s employment with the Employer and after its termination, Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Employer, except as may be necessary in the ordinary course of performing Executive’s duties to the Employer.
(e)    Executive shall, upon reasonable notice, furnish such information and assistance to the Employer as may reasonably be required by the Employer, in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party; provided, however, that Executive shall not be required to provide information or assistance with respect to any litigation between Executive and the Employer or any of its subsidiaries or affiliates.
(f)    All payments and benefits to Executive under this Agreement shall be subject to Executive’s compliance with this Section 11. The Parties hereto, recognizing that irreparable injury will result to the Employer, its business and property in the event of Executive’s breach of this Section 11, agree that, in the event of any such breach by Executive, the Employer will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive and all persons acting for or with Executive. Executive represents and admits that Executive’s experience and capabilities are such that Executive can obtain employment in a business engaged in other lines and/or of a different nature than the Employer, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood. Nothing herein will be construed as prohibiting the Employer from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of damages from Executive.
12.SOURCE OF PAYMENTS.
Notwithstanding any provision in this Agreement to the contrary, payments and benefits, as provided for under this Agreement, will be paid by the Company and Bank in proportion to the level of activity and the time expended by Executive on activities related to the Company and Bank, respectively, as determined by the Employer.
13.EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS.
This Agreement contains the entire understanding between the Parties hereto, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to Executive without reference to this Agreement.

14.NO ATTACHMENT; BINDING ON SUCCESSORS.
(a)Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.
(b)This Agreement shall be binding upon, and inure to the benefit of, Executive and the Bank and their respective successors and assigns.
15.MODIFICATION AND WAIVER.
(a)This Agreement may not be modified or amended except by an instrument in writing signed by the Parties hereto.
(b)No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.
16.REQUIRED PROVISIONS.
(a)    The Employer may terminate Executive’s employment at any time, but any termination by the Board other than termination for Cause shall not prejudice Executive’s right to compensation or other benefits under this Agreement. Executive shall have no right to receive compensation or other benefits for any period after termination for Cause.
(b)    If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Employer’s affairs by a notice served under Section 8(e)(3) [12 USC §1818(e)(3)] or 8(g)(1) [12 USC §1818(g)(1)] of the Federal Deposit Insurance Act, the Employer’s obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Employer may in its discretion (i) pay Executive all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.
(c)    If Executive is removed and/or permanently prohibited from participating in the conduct of the Employer’s affairs by an order issued under Section 8(e)(4) [12 USC §1818(e)(4)] or 8(g)(1) [12 USC §1818(g)(1)] of the Federal Deposit Insurance Act, all obligations of the Employer under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting Parties shall not be affected.
(d)    If the Employer is in default as defined in Section 3(x)(1) [12 USC §1813(x)(1)] of the Federal Deposit Insurance Act, all obligations of the Employer under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting Parties.
(e)    All obligations under this Agreement shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the Employer, (i) by either the Office of the Comptroller of the Currency or the Board of Governors of the Federal Reserve System (collectively, the “Regulator”) or the Regulator’s designee, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Employer under the authority contained in Section 13(c) [12

USC §1823(c)] of the Federal Deposit Insurance Act; or (ii) by the Regulator or the Regulator’s designee at the time the Regulator or the Regulator’s designee approves a supervisory merger to resolve problems related to operation of the Employer or when the Employer is determined by the Regulator to be in an unsafe or unsound condition. Any rights of the Parties that have already vested, however, shall not be affected by such action.
(f)    Notwithstanding anything herein contained to the contrary, any payments to Executive by the Employer, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.
17.SEVERABILITY.
If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.
18.HEADINGS FOR REFERENCE ONLY.
The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.
19.GOVERNING LAW.
This Agreement shall be governed by the laws of the State of Montana except to the extent superseded by federal law.
20.ARBITRATION.
Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration, as an alternative to civil litigation and without any trial by jury to resolve such claims, conducted by a panel of three arbitrators sitting in a location selected by Executive within fifty (50) miles from the main office of the Employer, in accordance with the rules of the American Arbitration Association’s National Rules for the Resolution of Employment Disputes (“National Rules”) then in effect. One arbitrator shall be selected by Executive, one arbitrator shall be selected by the Employer and the third arbitrator shall be selected by the arbitrators selected by the Parties. If the arbitrators are unable to agree within fifteen (15) days upon a third arbitrator, the arbitrator shall be appointed for them from a panel of arbitrators selected in accordance with the National Rules. Employer shall pay all fees in connection with the arbitration, but each party shall be responsible for the party’s own attorney’s fees. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.
21.INDEMNIFICATION.
(a)Executive shall be provided with coverage under a standard directors’ and officers’ liability insurance policy, and shall be indemnified for the term of this Agreement and for a period of six years thereafter to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by Executive in connection with or arising out of any action, suit or proceeding in which Executive may be involved by reason of the Executive having been a director or officer of the Employer or any affiliate (whether or not Executive continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements (such settlements must be approved by the Board), provided, however, Executive shall not be indemnified or reimbursed for legal expenses or liabilities incurred in connection with an action, suit or proceeding arising from any illegal or fraudulent act committed by Executive. Any such indemnification shall be made consistent with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. §1828(k), and the regulations issued thereunder in 12 C.F.R. Part 359.
(b)    Any indemnification by the Employer shall be subject to compliance with any applicable regulations of the Federal Deposit Insurance Corporation.
22.NOTICE.
For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Employer:	President and Chief Executive Officer First Interstate BancSystem, Inc. 401 North 31st Street Billings, Montana 59116-0918
To Executive:	___________________________ At the address last appearing on the personnel records of the Bank

23.CONSULTING.
This Section 23 shall only apply during the Consulting Term (as defined in Section 23(c) of this Agreement below).

(a)The Bank wishes to engage the Executive as a consultant (the “Consultant”), and the Consultant accepts engagement as a consultant, in accordance with the terms and conditions set forth below.
(b)During the Consulting Term, Consultant shall, at the request of the Bank, provide services relating to the identification and pursuit of business opportunities for the Bank in Washington, Idaho and Oregon, and other services as may be reasonably requested by the Bank from time to time. So long as Consultant is engaged hereunder, Consultant agrees (i) to perform Consultant’s duties diligently and to the best of Consultant’s ability, and not to do anything that would be detrimental to the best interests of the Bank, (ii) to use Consultant’s best efforts, skill and ability to promote the interests of the Bank, and (iii) to devote such portion of his time, attention, energy, skill and efforts to the business and affairs of the Bank as reasonably required to fulfill the duties assigned to him under this Agreement.
(c)The term of Consultant’s engagement by the Bank under this Agreement shall commence on the first business day immediately following the Executive’s Separation from Service and shall continue for up to two years (the “Consulting Term”). The Consultant may terminate his services at any time and in such event the Bank will have no further obligation to make any payments to the Consultant (except for compensation earned prior to the date of termination).
(d)During the Consulting Term, the Bank will pay to Consultant, on the first day of each month for services rendered hereunder for the prior month, an amount equal to $14,583.33 in exchange for the Consultant’s part-time services, which shall not exceed twenty (20) hours a week.

(e)During the Consulting Term, if the Bank terminates the Consultant with Cause, or due to Consultant’s death or Disability, the Bank will have no further obligation to make any payments to the Consultant (except for compensation earned prior to the date of termination).
(f)During the Consulting Term, if the Bank terminates Consultant without Cause, the Bank will continue to make any remaining payments to Consultant through the end of the original two-year Consulting Term.
(g)During the Consulting Term, the Bank and Consultant hereby acknowledge and agree that Consultant shall not be entitled to any other payments, benefits, or other compensation in consideration of the services rendered as a Consultant.
(h)During the Consulting Term, Consultant will be an independent contractor and Consultant will not be an agent of the Bank and will not have the right to employ or contract with any other person or entity for or on behalf of the Bank. The Bank shall not be liable for any act or omission of the Consultant in performing any service. As an independent contractor, Consultant acknowledges and agrees that Consultant alone is responsible for acts or omissions, including any property damage, bodily injury or death, caused by the Consultant.
(i)During the Consulting Term, Consultant acknowledges and agrees that neither Consultant nor anyone acting on Consultant’s behalf shall receive any employee benefits of any kind (including, without limitation, health, sickness, accident or dental coverage, life insurance, disability benefits, accidental death and dismemberment coverage, unemployment insurance coverage, workers’ compensation coverage, and pension or 401(k) benefit(s)) from the Bank. Consultant shall be expressly excluded from participating in any employee benefit plans or programs as a result of the performance of services under this Agreement, without regard to Consultant’s independent contractor status.
(j)During the Consulting Term, Consultant and the Bank agree that, with respect to the services performed hereunder, the Bank will treat Consultant as an independent contractor for purposes of all tax laws and file forms consistent with that status as required by law in accordance therewith the Bank shall not be responsible for withholding income or other taxes from the Compensation paid to Consultant. Consultant agrees, as an independent contractor, Consultant is not entitled to unemployment benefits in the event this Agreement terminates, or workers’ compensation benefits in the event that Consultant is injured in any manner while performing obligations as a Consultant.
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IN WITNESS WHEREOF, the Employer has caused this Agreement to be executed by their duly authorized representatives, and Executive has signed this Agreement, on the date first above written.

FIRST INTERSTATE BANCSYSTEM, INC.

By: /s/ Kevin P. Riley Name: Kevin P. Riley Title: President and Chief Executive Officer

FIRST INTERSTATE BANK

By: /s/ Kevin P. Riley Name: Kevin P. Riley Title: President and Chief Executive Officer

EXECUTIVE

By: /s/ Russell A. Lee Name: Russell A. Lee